UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2011
ARCHER-DANIELS-MIDLAND COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-44	41-0129150
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4666 Faries Parkway
Decatur, Illinois	62526
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (217) 424-5200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 21, 2011, Archer Daniels Midland Company (“ADM”) announced that Juan R. Luciano, age 49, has been appointed Executive Vice President and Chief Operating Officer of ADM, effective April 12, 2011. Mr. Luciano joins ADM from The Dow Chemical Company (“Dow”), where he has worked since 1985. In February 2006, Mr. Luciano was named Global Business Vice President Olefins and Aromatics in Dow’s Hydrocarbons and Energy business, and in 2007, he was named Business Group President for Dow’s Hydrocarbons and Energy Business. Mr. Luciano served as the Senior Vice President of Hydrocarbons & Energy, Basic Plastics and Joint Ventures for Dow beginning in December 2008. Since August 2010, he has been Dow’s Executive Vice President and President of the Performance Division. None of ADM’s current directors or executive officers has a family relationship with Mr. Luciano.
     Mr. Luciano does not have a written employment agreement. He will receive a base salary, as well as grants of restricted shares and performance share units with an aggregate grant date value of $9,000,000 upon commencement of his employment. These grants will be made under ADM’s previously-filed form of Restricted Stock Agreement and the form of Performance Share Unit Award Agreement (March 2011) attached as Exhibit 10.1 to this report, respectively. Mr. Luciano is also eligible to participate in the incentive plans available to other executive officers, as described in ADM’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on November 4, 2010.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
The following exhibits are filed or furnished herewith:
10.1	Form of Performance Share Unit Award Agreement (March 2011)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHER-DANIELS-MIDLAND COMPANY
Date: March 25, 2011	By	/s/ David J. Smith
David J. Smith
Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Number	Description	Method of filing
10.1	Form of Performance Share Unit Award Agreement (March 2011)	Filed electronically